Exhibit 11.1

SEER TECHNOLOGIES, INC.

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

(in thousands, except per share amounts)

(unaudited)


                                   Three Months Ended      Six Months Ended
                                        March 31,             March 31,
                                            (Pro Forma)           (Pro Forma)
                                     1996      1995         1996      1995
                                   --------  --------     --------  --------
Primary earnings per share:
Average common shares outstanding
  (excluding convertible shares)    11,425     1,590       11,394     1,590
Common shares from conversion of
  Series B Convertible Preferred       -       6,594          -       6,594
Common shares from conversion of
  Series C Convertible Preferred       -         198          -         198
Shares issued for redemption of
  Senior Preferred Stock (2)           -         864          -         864
Common stock equivalents             1,216     1,775(3)     1,422     1,775(3)
                                   --------  --------     --------  --------
Total common and common
  equivalent shares outstanding     12,641    11,021       12,816    11,021
                                   ========  ========     ========  ========

Net income (loss)                  $(4,929)     $669     $(10,350)   $1,525
                                   ========  ========     ========  ========

Per share amount                    ($0.39)    $0.06       ($0.81)    $0.14
                                   ========  ========     ========  ========

Fully diluted earnings per share (1):
Average common shares outstanding
  (excluding convertible shares)    11,425     1,590       11,394     1,590
Common shares from conversion of
  Series B Convertible Preferred       -       6,594          -       6,594
Common shares from conversion of
  Series C Convertible Preferred       -         198          -         198
Shares issued for redemption of
  Senior Preferred Stock (2)           -         864          -         864
Common stock equivalents             1,215     1,775(3)     1,417     1,775(3)
                                   --------  --------     --------  --------
Total common and common
  equivalent shares outstanding     12,640    11,021       12,811    11,021
                                   ========  ========     ========  ========

Net income (loss)                  $(4,929)     $669     $(10,350)   $1,525
                                   ========  ========     ========  ========

Per share amount                    ($0.39)    $0.06       ($0.81)    $0.14
                                   ========  ========     ========  ========


(1)  This calculation is submitted in accordance with Regulation S-K item 601
(b)(11) although it is contrary to paragraph 40 of APB Opinion 15 since it produces an anti-dilutive result for all periods presented.

(2) Dividend - Senior Redeemable Preferred Stock          417
    Principal - Senior Redeemable Preferred Stock      15,135
                                                      --------
    Total redemption value                             15,552
    Divided by IPO price per share                      18.00
                                                      --------
    Number of equivalent shares of common stock           864
                                                      ========

(3) Common stock equivalents presented assume a market price of $18.00 (the IPO price).